Exhibit 99.1

EMPIRE RESOURCES, INC.

Empire Resources Reports Strong Year-Over-Year Growth For Fourth Quarter 2014 And Full Year

•	Net Sales Increase 23% from Fourth Quarter of 2013 to $138.1 Million; Full Year 2014 Sales Rise 21% to $582.3 Million

•	Operating Income of $2.3 Million Is Up 54% from 2013 Fourth Quarter; Increases 52% for 2014

•	GAAP Net Income per Diluted Share for 2014 Fourth Quarter Is $0.09; Non-GAAP Net Income per Diluted Share Rises by 200% to $0.06 from $0.02

•	Full Year 2014 GAAP Net Income per Diluted Share Increases 52%, to $0.41 and Non-GAAP Net Income per Diluted Share More than Doubles to $0.55

Fort Lee, NJ, March 31, 2015 -- Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the fourth quarter of 2014 were $138.1 million, an increase of 23% from the fourth quarter of 2013.  The increase in revenue was primarily driven by a strong growth in sales in the Americas and Europe.

Gross profit for the fourth quarter of 2014 increased 22% from the fourth quarter of 2013 to $5.5 million, or 4.0% of sales, compared with $4.5 million, or 4.0% of sales, in the fourth quarter of 2013.

Operating income for the fourth quarter of 2014 was $2.3 million, an increase of 54% over the operating income of $1.5 million reported in the fourth quarter of 2013.

Net interest expense for the fourth quarter of 2014 was $1.1 million, in line with the fourth quarter of 2013.

The Company recognized a non-cash non-operating gain of $1.1 million in the fourth quarter of 2014 related to the change in fair market valuation of the derivative feature of its convertible subordinated note.  That compares with a non-cash non-operating gain of $0.4 million in the fourth quarter of 2013.

Fair value accounting requires that changes in derivative liabilities related to the Company's convertible notes be charged or credited to income during each accounting period. The changes in valuation have several drivers, primary among them is the change in the Company's stock price, with increases in the stock price causing losses on the derivative liability, while decreases in the stock price produce gains on the derivative liability. Such losses are not tax deductible, and likewise any recoveries of such losses are not taxable upon recovery.  Accordingly, no tax effect was given to the non-cash non-operating gain of $1.1 million in the fourth quarter of 2014 or the non-cash non-operating gain of $0.4 million in the fourth quarter of 2013. The resultant effective tax rate for the fourth quarter of 2014 was 15% and 40% for the fourth quarter of 2013.

Non-GAAP net income for the fourth quarter of 2014, excluding the effect of the change in fair market valuation of the derivative liability and the associated tax treatment, increased by 203% to $0.7 million, or $0.06 per diluted share,  compared with non-GAAP net income of $0.2 million, or $0.02 per diluted share, in the fourth quarter of 2013.

On a GAAP basis, the Company reported net income for the fourth quarter of 2014 of $2.0 million, or $0.09 per diluted share, compared with net income of $0.5 million, or $0.04 per diluted share, in the fourth quarter of 2013.

For full year 2014, net sales increased by 21% to $582.3 million compared with $482.7 million for full year 2013.  On a GAAP basis, net income for 2014 was $3.7 million, or $0.41 per diluted share, compared with $2.4 million, or $0.27 per diluted share, for 2013.  On a non-GAAP basis, net income for 2014 increased by 113% to $5.0 million, or $0.55 per diluted share, compared with non-GAAP net income of $2.3 million, or $0.26 per diluted share, in 2013.

The Company noted that there was a temporary increase in inventory at December 31, 2014 due to  third quarter delayed supplier deliveries, combined with usual, on-time deliveries during the 2014 fourth quarter.

The Company uses the non-GAAP measures internally, which exclude the effect of the non-cash non-operating gains and losses due to the quarterly changes in the valuation of the derivative liability, to evaluate its operating performance and believes that this is a useful measure also used by investors.

Nathan Kahn, President and CEO, commented, "Our increasing geographic and product diversity and solid execution by our team were key drivers of our strong growth in 2014.  Among the full year highlights were a 13% increase in our sales in the U.S., including our established aluminum products along with our newer steel products.  We also realized solid growth in our long-standing market in the Australia/New Zealand region. Our ongoing initiatives in Europe enabled us to more than double sales there and overcome local economic softness."

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Latin America, Australia, New Zealand and Europe. The Company maintains supply contracts with mills in various parts of the world.

Use of Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company discloses non-GAAP net income, because management uses this supplemental non-GAAP financial measure to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals. In addition, the Company believes investors already use this non-GAAP measure to monitor the Company's performance. Non-GAAP net income is defined by the Company as net income excluding non-cash, non-operating changes in value of derivative liability related to the conversion option on its convertible debt.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measure discussed above, however, should be considered in addition to, and not as a substitute for, or superior to net income or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of non-GAAP to GAAP net income is set forth in the table below.

The Company believes that providing this information assists investors in understanding the Company's operating performance and the methodology used by management to evaluate and measure such performance.

Forward-Looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company's competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company's failure to grow internally or by acquisition and (xiii) the Company's failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Consolidated Statements of Income

(In thousands except per share amounts)

	Three Months Ended December 31, 2014 2013 (Unaudited)		Year Ended December 31, 2014 2013
Net sales	$138,080	$112,395	$582,279	$482,683
Cost of goods sold	132,549	107,861	555,777	460,944
Gross profit	5,531	4,534	26,502	21,739
Selling, general and administrative expenses	3,215	3,031	13,815	13,392
Operating income	2,316	1,503	12,687	8,347
Interest expense, net	1,128	1,111	4,351	4,514
Income before other expenses	1,188	392	8,336	3,833
Other expenses
Change in value of derivative liability	1,126	400	(1,113)	(52)
Loss related to extinguishment of debt converted into common stock	-	-	(164)	-
Income before income taxes	2,314	792	7,059	3,781
Income taxes	340	319	3,325	1,385
Net income	$1,974	$473	$3,734	$2,396
Weighted average shares outstanding:
Basic	8,956	8,581	8,768	8,583
Diluted	12,069	11,850	9,030	8,852
Earnings per share:
Basic	$0.22	$0.06	$0.43	$0.28
Diluted	$0.09	$0.04	$0.41	$0.27

See notes to consolidated financial statements

Non-GAAP Consolidated Statements of Income (Unaudited) (In thousands except per share amounts)

	Three Months Ended December 31, 2014 2013		Year Ended December 31, 2014 2013
GAAP income before income taxes	2,314	792	7,059	3,781
Elimination of the change in value of derivative liability	(1,126)	(400)	1,113	52
Non-GAAP net income before taxation	1,188	392	8,172	3,833
Income taxes	463	153	3,187	1,495
Non-GAAP net income	$725	$239	$4,985	$2,338
Weighted average shares outstanding:
Basic	8,956	8,581	8,768	8,583
Diluted	12,069	11,850	9,030	8,852
Non-GAAP earnings per share:
Basic	$0.08	$0.03	$0.57	$0.27
Diluted	$0.06	$0.02	$0.55	$0.26

Consolidated Balance Sheets (In thousands except share and per share amounts)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash	$1,130	$2,477
Trade accounts receivable (less allowance for doubtful accounts of $562 and $562)	89,693	52,696
Inventories	192,064	139,752
Deferred tax assets	3,911	3,217
Advance to supplier, net of imputed interest of $66 and $176	3,277	3,147
Other current assets, including derivatives	18,605	6,081
Total current assets	308,680	207,370
Advance to supplier, net of imputed interest of $- and $56, and net of current maturities	-	3,287
Preferential supply agreement, net	321	641
Long-term financing costs, net of amortization	1,024	358
Property and equipment, net	4,258	3,949
Deferred tax assets	-	215
Total assets	$314,283	$215,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks	$201,088	$107,922
Current maturities of mortgage payable	-	1,290
Trade accounts payable	42,626	44,058
Income taxes payable	4,190	2,042
Accrued expenses and derivative liabilities	4,137	2,844
Dividends payable	449	215
Total current liabilities	252,490	158,371

Subordinated convertible debt net of unamortized discount of $803 and $1,368 respectively	10,197	10,632
Derivative liability for embedded conversion option	2,734	2,048
Deferred taxes payable	51	-
Total Liabilities	265,472	171,051

Commitments (Note R)

Stockholders' equity:
Common stock $0.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at December 31, 2014 and December 31, 2013	117	117
Additional paid-in capital	13,678	11,937
Retained earnings	40,805	38,178
Accumulated other comprehensive (loss)/income	(334)	51
Treasury stock, 2,843,717 and 3,177,708 shares at December 31, 2014 and December 31, 2013, respectively	(5,455)	(5,514)
Total stockholders' equity	48,811	44,769
Total liabilities and stockholders' equity	$314,283	$215,820

See notes to consolidated financial statements

Consolidated Statements of Cash Flows (In thousands)

	Year Ended December 31, 2014 2013
Cash flows - operating activities:
Net income	$3,734	$2,396
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation and amortization	598	697
Change in value of derivative liability	1,113	52
Loss related to extinguishment of debt converted into common stock	164	-
Amortization of convertible note discount	481	566
Imputed interest on vendor advance	(177)	(293)
Provision for doubtful accounts	31	33
Amortization of supply agreement	321	321
Deferred income taxes	(448)	(356)
Foreign exchange loss/(gain) and other	455	(29)
Loss on sale of marketable securities	-	31
Stock-based compensation	630	-
Changes in:
Trade accounts receivable	(37,867)	981
Inventories	(53,304)	5,969
Other current assets	(12,533)	(2,121)
Trade accounts payable	(1,421)	8,008
Income taxes payable	2,156	(994)
Accrued expenses and derivative liabilities	1,409	(1,893)
Net cash (used in)/provided by operating activities	(94,658)	13,368
Cash flows - investing activities:
Repayment related to supply agreement	3,333	3,333
Net proceeds from sale of marketable securities	-	6
Purchases of property and equipment	(430)	(95)
Net cash provided by investing activities	2,903	3,244
Cash flows - financing activities:
Proceeds from/(repayment of) notes payable – banks	94,126	(16,361)
Repayments - mortgage payable	(1,290)	(171)
Deferred financing costs	(1,143)	(60)
Dividends paid	(872)	(644)
Proceeds from stock options exercised	15	-
Treasury stock purchased	(352)	(64)
Net cash provided by/(used in) financing activities	90,484	(17,300)
Net decrease in cash	(1,271)	(688)
Effect of exchange rate	(76)	29
Cash at beginning of period	2,477	3,136
Cash at end of the period	$1,130	$2,477
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4,520	$3,739
Income taxes	$3,388	$2,553
Non cash financing activities:
Dividend declared but not yet paid	$449	$215
Treasury stock issued on conversion of subordinated debt	$1,507	-
See notes to consolidated financial statements